AUTHORIZATION

The undersigned hereby authorizes and appoints Gerald T. Lins, Deborah Hammalian, Sal DiGangi, and Brenda DeBlasio,
Madeline Russo and each of them, to act severally as attorneys in fact and agents to execute the Initial Statement of Beneficial Ownership on Form 3 and any subsequent Statement of Changes in Beneficial Ownership on Form 4 or
Annual Statement of Changes in Beneficial Ownership on Form 5 with respect to securities of the any closed-end investment company registered under the Investment
Company Act of 1940, managed by ING Investment Management Co.
and filing the same, and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratifies and confirms all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.


/s Martin J. Gavin